Response to Item 77M - Mergers

Eaton Vance Parametric Structured
Emerging Markets Fund

Eaton Vance Parametric Structured Emerging
Markets Fund ("SEM Fund") was the
surviving Fund in a merger with Eaton Vance
Emerging Markets Fund ("EM Fund"). In the merger, all of the assets of the EM Fund were transferred to SEM Fund in exchange for the issuance of SEM Fund shares and the assumption of all of EM Fund's liabilities by SEM Fund at a closing held on September 24, 2010. As a result of the merger, each shareholder of EM Fund received full and fractional SEM Fund shares equal in value at the close of regular trading on the New York
Stock Exchange on the date of the closing to the value of such shareholder's shares of the EM Fund. The merger was approved by the Trustees of each Fund on April 26, 2010 and by the shareholders of EM Fund on August
13, 2010. The Plan of Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton Vance Mutual Funds Trust on May 18,
2010 (Accession No. 0000940394-10-
000512), the filing on June 28, 2010
(Accession No. 0000940394-10-000617) and
the filing on October 5, 2010 (Accession No.
0000940394-10-001016).